AMENDMENT NUMBER FOUR TO
                  GENERAL LOAN AND SECURITY AGREEMENT
                          STRAWBERRIES, INC.

     This Amendment Number Four To General Loan And Security Agreement (this "Amendment") is entered into as of July 29, 1993, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with an office located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 on the one hand, and STRAWBERRIES INC., a Delaware corporation, and WAXIE MAXIE QUALITY MUSIC CO., a Delaware corporation (collectively hereinafter referred to as "Borrowers"), whose chief executive office is located at 205 Fortune Boulevard, Milford, Massachusetts 01757, in light of the following facts:

                                 FACTS

     FACT ONE: Foothill and Borrowers have previously entered into that certain General Loan And Security Agreement dated June 11, 1992, (as amended and supplemented, the "Agreement");

     FACT TWO: Foothill and Borrowers have agreed to further amend and supplement the Agreement as follows:

     1. All initially capitalized terms used in this Amendment shall have the same meanings ascribed thereto in the Agreement unless specifically defined herein.

     2. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement.

     3. Section 1.1 of the Agreement is hereby amended to add a new definition called "L/Cs" to read as follows: "L/Cs" has the meaning set forth in Section 2.2(a)."

     4. Section 1.1 of the Agreement is hereby amended to add a new definition called "L/C Guarantees" to read as follows: "L/C Guarantees" has the meaning set forth in Section 2.2(a).

     5.   The definition regarding the term "Obligations" under Section
1.1 of the Agreement, is hereby amended in its entirety to read as follows: "Obligations" means all loans, advances, debts, principal, interest (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrowers' loan account pursuant to any provision of any Loan Document authorizing Foothill to charge Borrowers' loan account), obligations, fees (including the Early Termination Fee), guaranties, covenants, and duties owing by any Borrower to Foothill of any kind and description, pursuant to or evidenced by the Loan Documents, whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and further including all interest not paid when due and all Foothill Expenses which Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise."

     6.   Section 2.2 of the Agreement shall hereafter become Section
2.10.

     7. A new Section 2.2 is hereby added to the Agreement which shall read as follows: "2.2 Letters of Credit and Letter of Credit
Guarantees.  (a)    Subject to the terms and conditions of this
Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment with respect to L/Cs (each, an "L/C Guaranty") in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of outstanding revolving advances pursuant to
Section 2.1, and (ii) Two Hundred Fifty Thousand Dollars ($250,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of L/Cs that are to be the subject of L/C Guarantees and that certain of such L/Cs may be outstanding on the date hereof. Each such L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.2 hereof and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of revolving advances outstanding pursuant to Section 2.1, would exceed the Maximum Amount. The L/Cs and the L/C Guarantees issued under this
Section 2.2 shall be used by Borrower, consistent with this Agreement,
for its general working capital purposes.   If Foothill is obligated to
advance funds under an L/C or L/C Guaranty, the amount so advanced shall be deemed to be an advance made by Foothill to Borrower pursuant to
Section 2.1 and, thereafter, shall bear interest on the terms and conditions provided in Section 2.3.

          (b) Borrower hereby agrees to indemnify, save, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys' fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any L/Cs guaranteed by Foothill and opened to or for Borrower's account or by Foothill's reasonable interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto, except as maybe caused by the gross negligence or willful misconduct of Foothill. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Foothill harmless with respect to any loss, cost, expense, or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

          (c) Borrower hereby authorizes and directs any bank that issues an L/C guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the L/C, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the L/C and the related application. Borrower may or may not be the "account party" on such L/Cs.

          (d) Any and all service charges, commissions, fees and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and shall be immediately reimbursable by Borrower to Foothill. On the first Business Day of each month, Borrower will pay Foothill a fee equal to three percent (3%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding calendar month. Service charges, commissions, fees and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

          (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any issuing bank under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill may be held as the cash collateral required by this Section 2.2(e). Upon the cancellation or other termination of any L/C or L/C Guarantees, Foothill shall release such cash collateral to Borrowers at such time when Borrower's other Obligations have been paid in full to Foothill."

     8. Section 2.3(a) of the Agreement is hereby amended in its entirety to read as follows: "(a) Interest Rate. The Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance, at a per annum rate of three and one half (3-1/2) percentage points above the Reference Rate.

     9. Section 2.3(b) of the Agreement is hereby amended in its entirety to read as follows: "(b) Default Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence of an Event of Default, at a rate of six and one half (6-1/2) percentage points above the Reference Rate. From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2 (d) shall be increased to a fee equal to six percent (6%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding calendar month."

     10. The following shall be inserted after the word "Obligations" and before the word "together" in the first sentence of Section 3.2 of the Agreement to read as follows: "and providing the cash collateral or releases as described in Section 2.2(e), . . ."

     11. The first sentence under Section 3.2(b) of the Agreement shall be amended in its entirety to read as follows: "(b) if such prepayment is made after the first anniversary of the Closing Date, then an amount equal to (i) fifty percent (50%) of the average monthly interest charges plus fifty percent (50%) of the average monthly L/C and L/C Guarantee fees for the immediately preceding six (6) months, times (ii) the number of months remaining in the term of this Agreement."

     12. The first sentence in Section 3.4 of the Agreement is hereby amended in its entirety to read as follows: "Effect of Termination. On the date of termination, all Obligations shall become immediately due and payable without notice or demand and the Borrowers shall provide Foothill with the cash collateral and/or releases described in Section 2.2(e)."

     13. The first sentence in Section 5.13 of the Agreement shall be amended in its entirety to read as follows: "Each warranty, representation, and agreement contained in this Agreement shall be automatically deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill."

     14. Section 9.1(a) of the Agreement is hereby amended in its entirety to read as follows: "(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, and require that the Borrowers, in addition, provide Foothill with the cash collateral and/or releases described in Section 2.2(e);"

     15. In the event of conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

     IN WITNESS WHEREOF, Foothill and Borrowers have executed this Amendment as of the date first written above.

FOOTHILL CAPITAL CORPORATION            STRAWBERRIES, INC.


By______________________________        By__________________________

Its_____________________________        Its_________________________


                                        WAXIE MAXIE QUALITY MUSIC CO.

                                        By__________________________

                                        Its_________________________